Exhibit 99.1

    FOR MORE INFORMATION, CONTACT:

Jeff A. Killian

Cascade Microtech, Inc.

(503) 601-1000

Cascade Microtech Reports Third Quarter 2010 Results

Third Quarter Revenue of $25.3 Million – All Time Company Record;

Return to Positive Operating Income

BEAVERTON, Ore.—(MARKETWIRE)—November 2, 2010—Cascade Microtech (NASDAQ:CSCD) today reported financial results for the third quarter ended September 30, 2010.

Highlights from the third quarter:

•	Revenue of $25.3 million, up 7.8% over Q2 2010 and up 80.9% over Q3 2009.

–	Revenue growth driven by Systems products in the high power and high brightness LED markets

•	Gross margin of 41.2%, up from 35.5% in Q2 2010 and 39.3% in Q3 2009.

–	Both product segments generated gross margins in excess of 40% in Q3 2010.

•	Income from operations of $0.1 million, up $3.1 million over Q2 2010 and $1.8 million over Q3 2009.

–	First quarter of operating profit since Q2 2007.

•	Net loss of $0.4 million or $0.02 per share for Q3 2010, compared to a net loss of $2.9 million or $0.20 per share for Q2 2010, and a net loss of $1.4 million or $0.11 per share for Q3 2009.

–

Q3 2010 financial results include approximately $0.1 million of acquisition charges related to the acquisition of the SUSS Microtech Test Division on January 27, 2010. Q2 2010 results include approximately $0.6M in acquisition and restructuring charges.

•	Book to Bill ratio of .91 for Q3 of 2010.

“Cascade’s continued revenue growth and return to operating profitability in Q3 of 2010 is a strong testimonial to the value of Cascade’s enhanced product portfolio, our core competencies, and our ability to integrate the Systems business rapidly and efficiently,” said Michael Burger, president and CEO of Cascade Microtech. “In our probe and sockets segment, during Q3 of 2010 our gross margins improved and we announced value added products and services to our customers. Additionally, in Q4 of 2010 we have evaluated our facility requirements to support our businesses and have initiated plans to consolidate the two System manufacturing sites, combine our Production Probe and Engineering Probe manufacturing areas, and close two sales and service offices in the US. These facility plans are scheduled to be completed in 2011, while supporting our growing businesses. These changes are important to Cascade as we continue to invest in key technologies and markets, while creating an efficient cost base. In summary, the improvements in Q3 reflect the speed and commitment to deliver strong financial results. We remain focused on the execution of our plan to provide increased value to our customers and improving profitability for our shareholders.”

Financial Outlook

Based on the current backlog, anticipated bookings and the current market environment, Cascade anticipates that fourth quarter 2010 revenues will be in the range of $24.0 million to $27.0 million.

The company will host a conference call beginning at 2 p.m. PDT (5 p.m. EDT) on November 2, 2010, to discuss its results for the third quarter ended September 30, 2010.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 8 p.m. EDT at this same internet address. (For a telephone replay available after 8 p.m. EDT dial: 888-286-8010, international: 617-801-6888, passcode: 60717658).

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to revenue in the fourth quarter of 2010 and the comments by Mr. Burger are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity, difficulties or unexpected costs or delays in the integration of the operations, employees, products, sales channels, strategies, and technologies of the acquired business; the potential failure of the expected market opportunity to materialize; the potential inability to realize expected benefits and synergies; potential diversion of management’s attention from our existing business as well as that of the acquired business; potential adverse effects on relationships with our existing suppliers, customers or partners and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About Cascade Microtech, Inc.

Cascade Microtech, Inc. (NasdaqGM: CSCD - News) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, ICs, IC packages, circuit boards and modules, MEMS, electro-optic devices and more. Cascade Microtech’s leading-edge semiconductor production test consumables include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. For more information visit www.cascademicrotech.com.

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CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	Year to Date Ended September 30,
				2010	2009
Revenue	$25,273	$23,439	$13,971	$68,671	$38,056
Cost of sales	14,850	15,120	8,478	44,543	23,927

Gross profit	10,423	8,319	5,493	24,128	14,129

Operating expenses:
Research and development	3,038	3,041	2,095	9,545	5,906
Selling, general and administrative	7,075	8,073	4,971	25,004	15,552
Amortization of purchased intangibles	200	200	144	580	435

Total operating expenses	10,313	11,314	7,210	35,129	21,893

Income (loss) from operations	110	(2,995)	(1,717)	(11,001)	(7,764)

Other income (expense):
Interest income, net	9	13	68	54	269
Other, net	(431)	542	226	23	111

Total other income (expense)	(422)	555	294	77	380

Loss before income taxes	(312)	(2,440)	(1,423)	(10,924)	(7,384)

Income tax expense (benefit)	41	413	(4)	(318)	(224)

Net loss	$(353)	$(2,853)	$(1,419)	$(10,606)	$(7,160)

Basic and diluted net loss per share	$(0.02)	$(0.20)	$(0.11)	$(0.75)	$(0.54)

Shares used in basic and diluted per share calculations	14,361	14,307	13,325	14,232	13,291

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$11,363	$19,471
Marketable securities	8,174	13,383
Accounts receivable, net	18,315	10,877
Inventories	21,282	16,624
Prepaid expenses and other	1,172	763
Taxes receivable	2,545	2,589
Deferred income taxes	529	13
Assets available for sale	146	—

Total current assets	63,526	63,720

Long-term investments	—	750
Fixed assets, net	10,565	12,010
Purchased intangible assets, net	3,346	1,858
Goodwill	1,011	—
Deferred income taxes	—	220
Other assets	2,885	2,386

	$81,333	$80,944

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital leases	$13	$11
Accounts payable	5,341	3,765
Deferred revenue	2,491	1,071
Accrued liabilities	5,119	2,087

Total current liabilities	12,964	6,934

Capital leases, net of current portion	21	29
Deferred revenue	13	56
Deferred income taxes	708	—
Other long-term liabilities	2,775	2,540

Total liabilities	16,481	9,559

Stockholders’ equity:
Common stock	90,409	85,719
Accumulated other comprehensive income (loss)	(588)	29
Accumulated deficit	(24,969)	(14,363)

Total stockholders’ equity	64,852	71,385

	$81,333	$80,944